Exhibit 99.1

Tharimmune Announces Expanded Role as Super Validator on Canton Network

Advances Digital Asset Treasury Strategy Through Contributions to Canton Network

NEW YORK, January 26, 2026 — Tharimmune, Inc. (NASDAQ: THAR) (“Tharimmune” or the “Company”), the first publicly traded company to leverage Canton Coin (“CC”) to support the Canton Network’s ability to digitize traditional financial markets, today announced it has been approved to operate a Super Validator on the Canton Network, advancing its ability to secure transactions on the network while accruing rewards in the form of CC to bolster its digital asset treasury.

Tharimmune will provide in-depth quarterly research highlighting onchain analytics, community development news, governance and “tokenomics” updates, as well as roadmap updates for the network. Additionally, Tharimmune will host publicly available webinars each quarter, driving dialogue among ecosystem participants.

“Super Validators play a critical role on the Canton Network, responsible for over 700,000 daily transactions totaling $9 trillion in monthly transaction volume,” said Mark Wendland, CEO of Tharimmune, Inc. “We are pleased to contribute to the network as it transforms global financial infrastructure and unlocks greater liquidity for financial markets through atomic settlement.”

“Tharimmune has demonstrated a unique ability to mobilize and drive alignment with institutional capital as we shape the future of our onchain financial system. We are happy to welcome Tharimmune as a Super Validator on the Canton Network,” said Melvis Langyintuo, Executive Director at the Canton Foundation.

The Canton Network is increasingly being chosen by global financial institutions for its ability to deliver programmable privacy at a time when firms continue to move transactions onchain in record numbers. Configurable privacy on the Canton Network allows market participants to capitalize on instantaneous settlement while maintaining discretion of critical information shared only with authorized counterparties and regulators.

Tharimmune established its differentiated digital asset treasury strategy in November 2025. In addition to driving value through CC acquisition and operating as a Super Validator, Tharimmune intends to invest in applications built on the Canton Network that accelerate institutional utility and adoption across capital markets. Tharimmune is the first and only publicly traded company supported by the Canton Foundation.

About Tharimmune

Tharimmune, Inc. (NASDAQ: THAR) is the first publicly traded company to leverage Canton Coin and support the Canton Network to advance institutional blockchain adoption and the digitization of financial markets. In addition to driving value through activities on the Canton Network, Tharimmune also operates clinical-stage biotech research and development. For more information, visit: www.tharimmune.com.

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Cautionary Note Regarding Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements” within the meaning of U.S. federal securities laws. Forward-looking statements are statements other than historical facts and include, without limitation, those regarding management expectations, strategy execution, market conditions, and the Company’s involvement with the Canton Network. These statements are based on current expectations and involve risks and uncertainties that may cause actual results to differ materially. Further information regarding factors that may affect the Company’s prospects is included in its annual and quarterly reports filed with the U.S. Securities and Exchange Commission, available at www.sec.gov. The Company undertakes no obligation to update these statements except as required by law.

Contacts

Media:

Gasthalter & Co.

(212) 257-4170

canton@gasthalter.com

Investors:

ir@tharimmune.com

X: @TharimmuneInc

LinkedIn: https://www.linkedin.com/company/tharimmune-inc/

Website: https://tharimmune.com/

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